EXHIBIT 99.1

Heron Therapeutics Announces Second Quarter and Year-to-Date 2014 Financial Results

REDWOOD CITY, Calif. – August 4, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a specialty pharmaceutical company, today reported second quarter and year-to-date 2014 financial results and highlighted recent corporate progress.

Recent Corporate Highlights

•	On June 30, 2014, Heron announced the closing of an underwritten public offering of 4.8 million shares of common stock at a public offering price of $11.75 per share. In connection with the offering, the Company also sold an aggregate of 600,000 pre-funded warrants at a purchase price of $11.74 per warrant. The Company received total net proceeds of approximately $58.9 million.

•	On June 27, 2014, Heron joined the Russell 3000 Index, as well as the Russell Global and Russell Micro-Cap Indexes, as a result of the annual Russell Index Reconstitution.

•	On June 2, 2014, Heron announced that it planned to include data from the ongoing Phase 3 study of SUSTOL™ for the prevention of delayed-onset CINV in patients receiving HEC agents in the resubmission of the new drug application (NDA) now planned for the fourth quarter of 2014. This represents an underserved population as there are no 5-HT3 receptor antagonists currently approved for this indication.

•	On May 14, 2014, Heron reported that it has selected HTX-011, a unique combination of local analgesic agent bupivacaine and the anti-inflammatory drug meloxicam utilizing its proprietary Biochronomer™ polymer-based drug delivery platform as the lead product candidate for its post-surgical pain program. In a validated animal model, HTX-011 significantly reduced mean pain intensity compared to the current market leader, Exparel® for up to 72 hours following surgery. The Company expects to move this program into human clinical studies in the second half of 2014.

“Since our last quarterly update, we have significantly strengthened the Company’s financial outlook with the completion of our recent public financing, positioning the Company well for the second half of 2014 and ahead of key milestones for both SUSTOL and our post-surgical pain program, which should complete Phase 1 before year end,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics.

Results of Operations

As of June 30, 2014, we had approximately $105.0 million in cash, compared to $72.3 million as of December 31, 2013. The net increase in cash was primarily due to the June 2014 public offering noted above, partially offset by net cash used in operating activities of $28.2 million for the six months ended June 30, 2014.

Heron Therapeutics’ net loss for the three and six months ended June 30, 2014 was $19.0 million and $36.5 million, or $0.78 per share and $1.52 per share, respectively, compared to a net loss of $15.4 million and $28.4 million, or $1.01 per share and $1.86 per share, respectively, for the same periods in 2013.

The increase in net loss was primarily due to the initiation of a Phase 3 label expansion study of SUSTOL in the first quarter of 2014 and expenses related to new product development, including our new program targeting the relief of post-surgical pain, which was initiated in November 2013.

The decrease in net loss per share for the three and six months ended June 30, 2014 compared to the same periods in 2013 was mainly due to the increase in shares outstanding in 2014 as a result of our November 2013 and June 2014 common stock offerings, partially offset by the increase in net loss.

About SUSTOL™

Heron’s lead product candidate, SUSTOL™ (granisetron), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV in patients receiving moderately emetogenic chemotherapy (MEC); none are approved for delayed-onset CINV in patients receiving highly emetogenic chemotherapy (HEC). SUSTOL contains the 5-HT3 receptor antagonist granisetron formulated in the Company’s proprietary Biochronomer™ polymer-based drug delivery platform, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for SUSTOL because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About Heron’s Post-Surgical Pain Program
Heron is utilizing its proprietary Biochronomer™ polymer-based drug delivery platform to develop drug candidates designed to extend the duration of action of known active ingredients to address important unmet medical needs. The Company has initiated full development of an established local anesthetic for the treatment of post-surgical pain formulated with its Biochronomer extended release technology. In animal models of post-surgical pain, the Company’s drug candidates demonstrated statistically significant pain relief for three days, representing the potential to significantly reduce the need for opiates post-surgery and shorten the length of post-surgical hospital stays. Heron’s lead product candidate in this program, HTX-011, is a unique combination of local analgesic agent bupivacaine and the anti-inflammatory drug meloxicam utilizing its Biochronomer extended release technology.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by extending the duration of action.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the timing of completion of the HEC study and the NDA resubmission, potential approval of SUSTOL™ and the potential timing for such approval, if approved at all; risks relating to progress in research and development of HTX-011, including the timing of planned toxicology and clinical studies; risks related to other programs; risks related to the launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

HERON THERAPEUTICS, INC.

Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$14,427	$10,806	$26,198	$17,946
General and administrative	4,364	4,403	9,915	10,016

Total operating expenses	18,791	15,209	36,113	27,962

Loss from operations	(18,791)	(15,209)	(36,113)	(27,962)
Interest expense	(220)	(204)	(436)	(405)

Net loss	$(19,011)	$(15,413)	$(36,549)	$(28,367)

Basic and diluted net loss per share	$(0.78)	$(1.01)	$(1.52)	$(1.86)

Shares used in computing basic and diluted net loss per share	24,266	15,285	23,989	15,269

HERON THERAPEUTICS, INC.

Condensed Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Cash	$105,012	$72,287
Total assets	108,638	75,937
Total stockholders’ equity	$97,846	$68,945

Contacts

Investor Relations Contact:
Jennifer Capuzelo, Sr. Manager, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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